Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

BG STAFFING, LLC,

as Buyer,

AMERICAN PARTNERS, INC.,

as Seller,

and, in each case below, solely for the purposes set forth therein,

THOMAS LEONARD, JUSTIN FRANKS AND RONALD WNEK,

collectively as the Selling Persons, and

LTN ACQUISITION, LLC,

as Holdco

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 3, 2012, is made and entered into by and among BG Staffing, LLC, a Delaware limited liability company (“Buyer”), American Partners, Inc., a Rhode Island corporation (“Seller”), and, in each case of (i) and (ii) below, solely for purposes stated herein, (i) Thomas Leonard, a resident of Massachusetts, Justin Franks, a resident of Rhode Island, and Ronald Wnek, a resident of Florida (collectively, the “Selling Persons”), and (ii) LTN Acquisition, LLC, a Delaware limited liability company (“Holdco”).

WHEREAS, Seller is an information technology staffing firm that specializes in providing staffing services in the Hyperion, Oracle Business Intelligence and SAP BI markets on a national basis (such business, the “Business”);

WHEREAS, Seller desires to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Persons (i) guarantee certain of Seller’s obligations under this Agreement and (ii) agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Purchase of Assets

1.1           Purchase of Assets. At the Closing (as defined below), Seller agrees to sell, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and take the Assets, but not the Excluded Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes:

(a)          all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;

(b)          all Intellectual Property (as defined below) of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;

(c)          the current assets of Seller as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable (as defined below), or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital (as defined below);

(d)          all right, title and interest under each of the Customer Contracts (as defined below), which are listed on Schedule 1.1 (d);

(e)          all right, title and interest under each of the Independent Contractor Contracts (as defined below), which are listed on Schedule 1.1(e);

(f)          all right, title and interest under the Temporary Personnel Contracts (as defined below), which are listed on Schedule 1.1(f);

(g)          all right, title and interest under each of the other contracts listed on Schedule 1.1(g) (collectively, the contracts listed on Schedules 1.1(d), 1.1(e), 1.1(f), and 1.1(g), the “Assumed Contracts”);

(h)          all goodwill related to the Business;

(i)          all right, title and interest in Seller’s trade name “American Partners” and any derivations thereof;

(j)          all Permits (as defined below) used in connection with the Business, including the Permits listed on Schedule 2.11;

(k)          all Records (as defined below) and data used by Seller in connection with the Business, including customer lists and Records, resumes, temporary personnel lists and Records, billable staffing contractor lists and Records, referral sources, research and development reports and Records, payroll and billing reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records and Records relating to Staff Employees, Temporary Employees, Independent Contractors and Independent Contractor Employees (each as defined below), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, in each case relating to the Business; and

(l)          any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced.

1.2           Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) any interest in the Real Property (as defined below), including the land and buildings located at 1005 Main Street, Units 2205, 2211 and 2215, Pawtucket, Rhode Island 02860 (the “Pawtucket Offices”), other than Seller’s interest as tenant in the lease for the Pawtucket Offices pursuant to and in accordance with the Lease Assignment (as defined below), (b) Seller’s Cash Equivalents, (c) any employee advances of Seller and loans payable by an employee of Seller to Seller, (d) any prepaid insurance expenses of Seller, (e) any Excluded Accounts Receivable (as defined below), (f) the corporate seals, certificates of incorporation, by-laws, minute books, stock books, books of account or other records relating solely to the organization and finances of Seller; provided, however, that copies of the foregoing items relating to the operation of the Business or the Assets shall be provided by Seller to Buyer on or prior to the Closing Date, (g) all of Seller’s Tax Returns (and any notes, work papers, files or other documents related thereto), any other Records related to Taxes of Seller, any rights to receive Tax refunds or credits related to Taxes and claims therefor, and any loss carryforward, carryback or other Tax attributes of Seller, (h) all rights of Seller under this Agreement and each other agreement between Seller on the one hand and Buyer and/or Holdco on the other hand, (i) all claims, rights and choses in action of Seller against third parties to the extent relating solely to any Excluded Assets, and (j) any trust or insurance policy that relates to any Employee Benefit Plan (collectively, the “Excluded Assets”).

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1.3           Assumed Liabilities. At the Closing, Buyer will only assume (i) the current Liabilities (as defined below) of Seller (not including Indebtedness (as defined below)), which are reflected on Schedule 1.7(a), or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital; (ii) the obligations relating to Transferred Staff Employees as set forth in Section 4.3; (iii) any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment; (iv) all Taxes arising out of or resulting from the use, ownership or operation of the Assets or the Business after the Closing Date; and (v) Seller’s performance obligations under the Assumed Contracts after the Closing; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).

1.4           Excluded Liabilities. Other than the Assumed Liabilities specifically set forth in Section 1.3, Buyer is not assuming any liability or obligation of Seller or the Selling Persons of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including without limitation those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)          Liabilities in respect of any of the Excluded Assets;

(b)          Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities and operation of the Business with respect to any period of time (or portion thereof) occurring on or before the Closing;

(c)          Liabilities relating to Indebtedness;

(d)          Liabilities relating to loans or payables by Seller to the Selling Persons or other Liabilities of Seller to the Selling Persons;

(e)          Liabilities relating to (i) Taxes of Seller for any taxable period, whether before or after the Closing Date (except as provided in Section 4.5); (ii) any Tax of Seller resulting from or attributable to the consummation of the transactions contemplated by this Agreement (except as provided in Section 4.4 or Section 4.5); (iii) any Liability of Seller for unpaid Taxes of any other Person as a successor or transferee, by contract or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) (other than Buyer); or (iv) any Liability of Seller to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes;

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(f)          Liabilities related to Seller or any Selling Person’s transaction fees and expenses contemplated in Section 4.2 or otherwise;

(g)          Liabilities related to any Employee Benefit Plans (as defined below);

(h)          Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;

(i)          all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;

(j)          Liabilities relating to any current or former Staff Employee, Temporary Employee, Independent Contractor or Independent Contractor Employee or current or former group of Staff Employees, Temporary Employees, Independent Contractors or Independent Contractor Employees, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital or as provided in Section 4.3;

(k)          Liabilities related to any Real Property, except any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment; and

(l)          any other Liability that is not an Assumed Liability.

1.5           Consideration.

(a)          Buyer is assuming the Assumed Liabilities and agrees to pay the Seller and the Selling Persons by wire transfer of immediately available funds, in the amounts and to the names and account(s) specified in Schedule 1.5(a), an aggregate of $10,500,000 at closing, of which the Parties agree that $10,310,000 (the “Closing Asset Consideration”) shall be paid to the Seller as consideration for the acquisition of the Assets from Seller and $190,000 shall be paid to Seller and the Selling Persons as consideration for Seller and the Selling Persons entering into the agreements and covenants set forth herein, including Article VI (of which $80,000, $60,000, $40,000 and $10,000 shall be allocable to Thomas Leonard, Justin Franks, Ronald Wnek and Seller, respectively).

(b)          As additional consideration for the acquisition of the Assets from Seller, Buyer also agrees to (1) pay Seller by wire transfer of immediately available funds, in the amounts and to the names and account(s) specified in Schedule 1.5(b), (i) $2,000,000 as an aggregate deferred payment, which shall be payable in four equal annual installments of $500,000 on December 3, 2013, December 3, 2014, December 3, 2015, and December 3, 2016 (each, a “Deferred Payment”), and (ii) additional consideration, if any, not to exceed an aggregate of $1,500,000, which shall be subject to and upon the terms and conditions set forth in Section 1.6, and (2) deliver to Seller at Closing evidence of ownership reasonably satisfactory to Seller evidencing an aggregate of 666,667 Class A Units in Holdco (the “Class A Units”), in the amounts and the names specified in Schedule 1.5(b) (the “Equity Consideration”).

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(c)          The amounts listed in this Section 1.5, which the Parties agree shall constitute full consideration for the acquisition of the Assets and for Seller and the Selling Persons entering into the agreements and covenants set forth herein, as may be adjusted pursuant to the terms of this Agreement, shall be collectively referred to herein as the “Purchase Price.”

1.6           Earn-Out.

(a)          With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being December 31, 2012) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being December 29, 2013) (such period of time, “Year One”), Seller shall be entitled to the following amount (if any) based upon the COH (as defined below) for Year One (any such payment, an “Earn-Out Payment”):

(i) if COH for Year One is less than or equal to $2,700,000, then Seller shall not be entitled to any Earn-Out Payment for such period of time;

(ii) if the COH for Year One is greater than $2,700,000 but less than $3,650,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to: $750,000 multiplied by the result of: (1) (the COH for Year One minus $2,700,000) divided by (2) $950,000; or

(iii) if the COH for Year One is greater than or equal to $3,650,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $750,000.

(b)          With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being December 30, 2013) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being December 28, 2014) (such period of time, “Year Two”), Seller shall be entitled to an Earn-Out Payment (if any) based upon the COH for Year Two:

(i) if the COH for Year Two is less than or equal to $2,700,000, then Seller shall not be entitled to any Earn-Out Payment for such period of time;

(ii) if the COH for Year Two is greater than $2,700,000 but less than $4,800,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to the positive difference, if any, resulting from: (1) [$1,500,000 multiplied by the result of: (A) (the COH for Year Two minus $2,700,000) divided by (B) $2,100,000] minus (2) [the Earn-Out Payment for Year One (if any)]; or

(iii) if the COH for Year Two is greater than or equal to $4,800,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $1,500,000 minus the Earn-Out Payment for Year One (if any).

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For illustrative purposes only, if the COH for Year One is $3,000,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $236,842.10, which equals $750,000 multiplied by the result of: (1) $3,000,000 minus $2,700,000 (or $300,000) divided by (2) $950,000. In addition, for illustrative purposes only, if the COH for the following year (Year Two) was $3,500,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $334,586.47, which equals (1) [$1,500,000 multiplied by the result of: (A) ($3,500,000 minus $2,700,000) divided by (B) $2,100,000] minus (2) [$236,842.10].

(c)          For purposes of this Section 1.6, (i) “COH” (or Contribution to Overhead) shall be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each applicable year (e.g., Year One and Year Two), (x) the revenue earned by the Business for such year, minus (y) the cost of services to the Business for such year, which shall consist of billable staffing contractor payments, the temporary payroll, temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates (as defined below) with respect to the Business, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) expenses relating to the branch of the Business, which shall not include any allocation of corporate overhead from Buyer to Seller.

(d)          Each Earn-Out Payment, if any, shall be paid by Buyer to Seller in accordance with Section 1.5 within 60 days of the last day of the applicable twelve-month period (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Seller, within 30 days after the end of such fiscal month, a statement showing the calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable year that includes such fiscal month. The COH Statement covering Year One or Year Two, as applicable, shall include a calculation of the resulting Earn-Out Payment, if any, and be referred to herein as an “Annual COH Statement”.

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(e)          Procedure for Objecting to Calculation of COH. Buyer shall deliver to Seller the Annual COH Statement within 30 days after the end of Year One or Year Two, as applicable. If Seller has not given any notice of objection with respect to an Annual COH Statement within ten days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Seller has given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Seller is objecting within the applicable ten-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual COH Statement within ten days after the delivery of Seller’s objection notice to the disputed Annual COH Statement, then Buyer and Seller shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm (as defined below). Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall instruct the Independent Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand. Buyer and Seller shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.

1.7           Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.

(a)          Preparation of Closing Date Net Working Capital. Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current Liabilities of Seller as of the close of business on the date immediately preceding the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital (as defined below) of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP (as defined below) in all material respects and otherwise consistent with Seller’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information (as defined below). An example calculation of the net working capital of the Business is set forth in Schedule 1.7(a). As used in this Agreement, (i) “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods; (ii) “Adjusted Net Working Capital” means (x) the current assets of Seller (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current Liabilities of Seller (not including Indebtedness of Seller or any other Excluded Liabilities); and (iii) “Target Net Working Capital” means the amount of $2,315,000.

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(b)          Payment of Purchase Price Adjustment.

(i)          If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount (subject to Section 5.6) shall be paid by Buyer to Seller.

(ii)         If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, such deficit amount (subject to Section 5.6) shall be paid by Seller to Buyer.

(iii)        The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days (as defined below) after its determination in accordance with this Section 1.7(c) and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).

(c)          Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within fifteen days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Seller has given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Seller is objecting within the applicable fifteen-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall instruct the Independent Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand. Buyer and Seller shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.

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(d)          The Purchase Price shall also be subject to adjustment (the “Customer Price Adjustment”) if any of the Customer Contracts are not freely assignable and transferable and such Customer Contracts have not been fully assigned to Buyer pursuant to Section 4.8 without any material adverse change in their respective terms (unless such changes are reasonably acceptable to Buyer) and Seller is unable to provide Alternative Arrangements (as defined in Section 4.8). Buyer and Seller shall work together in good faith to determine the amount of any Customer Price Adjustment. Buyer shall be entitled to setoff and apply any Customer Price Adjustment owing to Buyer by Seller against the amounts, if any, owing to Seller by Buyer in respect of this Agreement. Such setoff is not the sole and exclusive remedy of Buyer.

1.8           Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9 (the “Closing Date” shall mean the date that the Closing occurs).

1.9           Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:

(a)          Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law (as defined below) to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens other than Permitted Liens;

(b)          Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;

(c)          Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;

(d)          B G Staff Services Inc. and Thomas Leonard will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit C

(e)          B G Staff Services Inc. and Justin Franks will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit D;

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(f)          B G Staff Services Inc. and Ronald Wnek will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit E;

(g)          (i) Buyer and Seller will execute and deliver to each other a Lease Assignment and Assumption Agreement with respect to the Pawtucket Offices (the “Lease Assignment”), which includes as an exhibit thereto the consent of Hope Artiste Village LLC, the owner of the Pawtucket Offices, to the Lease Assignment, a copy of which is attached hereto as Exhibit F, and Seller and Hope Artiste Village LLC will deliver to Buyer occupancy to the Pawtucket Offices;

(h)          Seller will deliver to Buyer executed UCC Termination Statements and other evidence satisfactory to Buyer, such as payoff letters, to evidence the release of any and all Liens (as defined below) on the Assets, other than Permitted Liens;

(i)          Seller will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8

(j)          Seller will deliver to Buyer, no later than five Business Days prior to the Closing Date, copies of the Certificates of Insurance (as defined below);

(k)          Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement; and

(l)          Seller will deliver to Buyer or otherwise make available the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business (except for the Purchase Price).

1.10         Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.

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1.11         Allocation of Purchase Price. Within thirty (30) days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and provide to Seller a proposed allocation (the “Asset Allocation”) of the Closing Asset Consideration (adjusted to reflect any Purchase Price Adjustment pursuant to Section 1.7(b)) (which Closing Asset Consideration for purposes of this Section 1.11 shall include any Assumed Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes, other than any Assumed Liabilities assumed with respect to the Class A Units pursuant to the immediately succeeding sentence) among the Assets (other than the Assets to which the Class A Units are allocated pursuant to the immediately succeeding sentence) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder. The parties agree that the Class A Units will be allocated among the Assets, and the Assumed Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes will be treated as assumed with respect to the Class A Units, as set forth on Schedule 1.11. Within thirty (30) days after the receipt of the Asset Allocation, Seller will propose to Buyer in writing any reasonable changes to such Asset Allocation, and in the event no such changes are so proposed, Seller will be deemed to have agreed to and accepted the Asset Allocation provided by Buyer. Seller and Buyer will attempt in good faith to resolve any dispute relating to the Asset Allocation in accordance with the requirements of Section 1060 of the Code; provided that if Seller and Buyer are unable to resolve any such dispute within twenty (20) days from receipt of Seller’s proposed changes, any unresolved items shall be resolved by the Independent Accounting Firm in accordance with the requirements of Section 1060 of the Code. The fees and expenses of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties. Seller and Buyer shall each file or cause to be filed Internal Revenue Service Form 8594 for its taxable year that includes the Closing Date in a manner consistent with the Asset Allocation as so finalized, and, except as required by Law or as set forth below relating to a revised Asset Allocation, shall not take any position on any Tax Return or in the course of any Tax audit, review, or Proceeding that is inconsistent with the Asset Allocation or the allocation set forth on Schedule 1.11. In the event of any subsequent adjustment to the Purchase Price pursuant to Section 1.6, Article V, or otherwise, Buyer will prepare and provide to Seller a revised Asset Allocation reflecting such adjustment. Such revised Asset Allocation shall be subject to review and the resolution of timely raised disputes in the same manner as the initial Asset Allocation. Seller and Buyer shall each file or cause to be filed a revised IRS Form 8594 reflecting such adjustment as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and, except as required by Law or a future revised Asset Allocation, shall not take any position on any Tax Return or in the course of any Tax audit, review, or Proceeding that is inconsistent with the revised Asset Allocation.

ARTICLE II

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

2.1           Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws (as defined below) of the State of Rhode Island and has full power to own its properties and to conduct the Business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Seller is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and Seller is so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which Seller operates the Business and all jurisdictions in which any of such assumed names is registered.

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2.2           Authority. Seller and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Persons pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Persons of each Seller Document has been duly authorized by all necessary action on the part of Seller and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Persons. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Seller and the Selling Persons, enforceable against Seller and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding (as defined below) at law or in equity). The Selling Persons are the holders of all of the issued and outstanding equity interests of Seller and no other Person owns any equity interest in Seller or has the right to acquire an equity interest in Seller.

2.3           Title to Assets.

(a)          Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by Seller and used in connection with the Business (the “Real Property”) and (ii) each other tangible asset of Seller that is used in, generated by or associated with the Business. There are no vehicles owned or leased by Seller and used in or associated with the Business. The Seller does not own any real property.

(b)          The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.

(c)          Seller has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens.

(d)          The Assets, including any Assets held under leases or licenses are (i) in good condition and repair, ordinary wear and tear excepted and (ii) in good working order and have been properly and regularly maintained.

(e)          To the Knowledge of Seller, the Real Property is zoned for a classification that permits the continued use of Units 2205, 2211 and 2215 at the Real Property (collectively, the “Units”) in the manner currently used by Seller. To the Knowledge of Seller, there are no actions pending or threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Units in the Business. Seller has not received written notice, or to the Knowledge of Seller oral notice, from any insurance company or Governmental Body (as defined below) of any defects or inadequacies in the Units that would adversely affect the insurability or usability of the Units in the Business or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Knowledge of Seller, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Units or the termination of current access to and from the Units.

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2.4           No Violation. Except as set forth in Schedule 2.4, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to Seller or the Selling Persons or give any Person the right to terminate or accelerate any obligation under, any charter provision, bylaw or any contract, agreement, Permit or Law to which Seller or the Selling Persons are a party or by which Seller, the Selling Persons or any of the Assets or the Business is in any way bound or obligated.

2.5           Governmental Consents. Except as set forth in Schedule 2.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a “Governmental Body”) is required on the part of Seller or the Selling Persons in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.

2.6           Financial Information.

(a)          Attached as Schedule 2.6 are true and complete copies of (i) the unaudited balance sheet of Seller for Seller’s 2011 and 2010 fiscal years and as of October 31, 2012 (the “Latest Balance Sheet”) and the related unaudited income statements of Seller for the corresponding periods then ended, (ii) a detailed aging summary of the Acquired Accounts Receivable and Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Seller’s prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of Seller’s fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (v) a detailed aging summary of Seller’s accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of Seller’s accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of Seller’s accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (vii), the items specified therein) at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.

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(b)          Seller does not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Seller in the ordinary course of business, consistent with past practice, (including the Business Contracts (as defined below)), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.

(c)          All Acquired Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Seller or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of the respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Acquired Accounts Receivable either has been or will be collected in full, net of reserves, without any setoff, within 120 days after the Closing Date.

2.7           Absence of Certain Changes. Since January 1, 2011 and through the Closing Date, Seller has operated the Business in the ordinary course of business, consistent with past practice, and there has not been:

(a)          any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Seller conducts the Business;

(b)          any change by Seller in its accounting methods, principles or practices relating to the Business;

(c)          the termination of employment (whether voluntary or involuntary) of any officer of Seller employed in the Business;

(d)          any waiver by Seller of any material rights related to the Business or the Assets;

(e)          any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Seller to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Seller’s budget, except in each case in the ordinary course of business and consistent with past practice; or

(f)          any agreement or understanding to do or resulting in any of the foregoing.

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2.8           Taxes.

(a)          All Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Seller that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes of Seller (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable have been paid. No Tax deficiency has been proposed or assessed in writing, or to the Knowledge of Seller otherwise threatened, against Seller which remains unsatisfied, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Tax which remains in effect. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or threatened in writing against Seller, and no issue or question has been raised in writing, or to the Knowledge of Seller otherwise threatened, (and is currently pending) by any taxing authority in connection with Seller’s Tax Returns. No claim has ever been made in writing, or to the Knowledge of Seller otherwise threatened, by a taxing authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is or may be subject to Tax by that jurisdiction. Seller has withheld or collected from each payment made to each of its employees and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax authorities or authorized depositaries. Except for Permitted Liens, there are no Liens for unpaid Taxes on the Assets and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien. None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. None of the Assumed Liabilities includes: (i) an obligation pursuant to an agreement by Seller to make a payment that would not be deductible by Seller under Section 280G of the Code if paid by Seller; (ii) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; or (iii) an obligation by Seller to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person. In November of 2012, Seller requested a Letter of Good Standing from the State of Rhode Island and Providence Plantations Department of Revenue required by RIGL Section 44-11-29.

(b)          “Tax” or “Taxes” means any and all taxes, assessments or other similar amounts payable to any federal, state, local or foreign taxing authority or agency, including: income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes, including any interest, penalties and additions to tax imposed with respect thereto.

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(c)          “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

2.9           Proceedings. There are currently no pending or to the Knowledge of Seller, threatened Proceedings by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) against Seller relating to or concerning the Business or to which any of the Assets may be subject. Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.

2.10         Compliance with Laws. Seller is currently complying with, and has at all times complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).

2.11         Permits. Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or to the Knowledge of Seller threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.

2.12         Employee Matters.

(a)          Schedule 2.12(a) sets forth a complete list of all executive and staff employees of Seller (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee, and such list is true and correct as of the Closing Date.

(b)          Schedule 2.12(b) sets forth a complete list of all temporary employees of Seller (the “Temporary Employees”), including the name, pay rate, bill rate and customer assignment for each Temporary Employee, and such list is true and correct as of the Closing Date.

(c)          Schedule 2.12(c) sets forth a complete list of all independent contractors used or engaged by Seller in connection with the Business (the “Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Independent Contractor, and such list is true and correct as of the Closing Date. The Independent Contractors are not, and have not been, “employees” of Seller under applicable Laws.

(d)          Schedule 2.12(d) sets forth a complete list of all employees used or engaged by the Independent Contractors in connection with the Business (the “Independent Contractor Employees”), including the name, pay and bill rates (which shall include the amounts billed to the Seller with respect to such Independent Contractor Employee), customer and Independent Contractor assignments and whether such Independent Contractor Employee is active or inactive, and such list is true and correct as of the Closing Date. The Independent Contractor Employees are not, and have not been, “employees” of Seller under applicable Laws.

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(e)          Seller maintains for each Staff Employee, Temporary Employee and Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Seller has performed with respect to each Staff Employee, Temporary Employee, Independent Contractor and Independent Contractor Employee, such investigations, background checks, reviews and other inquiries as required by Law and as are consistent with those performed by other companies engaged in the business of providing temporary staffing and employment services.

(f)          Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Employees, Independent Contractors, Independent Contractor Employees, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Employees, Independent Contractors or Independent Contractor Employees. Seller has not experienced and to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Except for ordinary course increases consistent with past practice, Seller has no formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers, Staff Employees, Temporary Employees, Independent Contractors or Independent Contractor Employees.

2.13         Employee Benefit Plans.

(a)          Set forth in Schedule 2.13 is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any (a) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as (b) all plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), maintained or contributed to by Seller for any employee or former employee of Seller employed or previously employed in the Business, or any dependent thereof.

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(b)          Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS and is awaiting receipt of a response) or is a master and prototype plan that is entitled to rely upon a favorable advisory or opinion letter with respect to the form of the underlying plan. With respect to each Employee Benefit Plan, Seller has provided Buyer with a current, correct and complete copy of the most recent determination letter or opinion letter. All benefits, contributions and premiums required by and due under the terms of each Employee Benefit Plan and applicable Law have been timely paid in accordance with the terms of the Employee Benefit Plan and applicable Law. Neither Seller nor any other entity that is or has been under common control with Seller as determined under Section 414(b), (c), (m) or (o) of the Code maintains, contributes to, or participates in any Employee Benefit Plan with respect to which Seller has or may have any Liability that could affect the Business or the Assets.

(c)          Seller expressly acknowledges that Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller except as otherwise expressly stated in this Agreement.

2.14         Business Contracts.

(a)          Schedule 1.1(d) lists each written agreement (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). There are no oral Customer Contracts. Each Customer Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).

(b)          Schedule 1.1(e) lists each written agreement (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Independent Contractors (collectively, the “Independent Contractor Contracts”). There are no oral Independent Contractor Contracts. Each Independent Contractor Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Independent Contractor Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).

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(c)          Schedule 1.1(f) lists each written agreement (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Temporary Employees (collectively, the “Temporary Personnel Contracts”). There are no oral Temporary Personnel Contracts. Each Temporary Personnel Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).

(d)          Seller has delivered to Buyer true, correct and complete copies of each Certificate of Insurance with respect to the Business, including those relating to each Customer Contract (collectively, the “Certificates of Insurance”). Each Certificate of Insurance is in full force and effect on the date hereof and is in compliance with the terms of the applicable Customer Contract to which it relates and with applicable Law.

(e)          Schedule 2.14(e) lists the following written agreements (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in Schedules 1.1(d), 1.1(e) and 1.1(f) (collectively with the agreements and policies listed in Schedules 1.1(d), 1.1(e), and 1.1(f), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Persons, or director, manager, officer or employee of Seller employed in the Business, or any Affiliate or immediate family member thereof. There are no oral Business Contracts.

(f)          Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract. Except as described in Schedule 2.14(f): (i) each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity); (ii)  Seller has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Seller or, to the Knowledge of Seller, on the part of any other Person under any Business Contract; (iii) there has been no termination or written notice of default, or to the Knowledge of Seller, no oral notice of default or threatened termination, under any Business Contract; and (iv) to the Knowledge of Seller, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.

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2.15         Customers. Set forth on Schedule 2.15 is a complete list of all customers of Seller whom Seller has performed services for since January 1, 2010 (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Seller’s 2010 fiscal year, 2011 fiscal year, and during the 2012 interim period ended on the date of the Latest Balance Sheet. None of the Customers has notified Seller in writing of, or to the Knowledge of Seller, provided oral notice of any intention or otherwise threatened, to terminate or materially alter its relationship with Seller, and to the Knowledge of Seller, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except for year-to-year reductions shown on Schedule 2.15), and there has been no material dispute with a Customer, in each case since the beginning of Seller’s 2010 fiscal year and except as set forth on Schedule 2.15.

2.16         Warranties. To the Knowledge of Seller, it has committed no act and there has been no omission by Seller, that would reasonably be expected to give rise to any Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to services rendered prior to or on the Closing Date.

2.17         Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Seller) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Seller and used in the Business or with respect to which Seller, with respect to the Business, has any license or use rights (collectively, “Intellectual Property”). Seller has the right to use all Intellectual Property used by Seller or necessary in connection with the operation of the Business without, to the Knowledge of Seller, infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and to the Knowledge of Seller it is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. To the Knowledge of Seller, no other Person is infringing the rights of Seller in any of its Intellectual Property. Seller has, and at Closing Buyer will receive, the right to use the name “American Partners, Inc.” including derivations thereof, and all trade names, domain names, email addresses and logos used by Seller in connection with the Business.

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2.18         Environmental Matters.

(a)          (i) Seller has conducted the Business in compliance with all applicable Environmental Laws (as defined below), including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business; (ii) Seller has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets; (iii) to the Knowledge of Seller, no Hazardous Substance (as defined below) has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of Seller in the operation of the Business or otherwise, and to the Knowledge of Seller, no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business; (iv) neither Seller, in connection with the Business, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law; and (v) Seller has satisfied and is currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.

(b)          As used herein, “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

(c)          As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

2.19         Competing Interests. Except as set forth in Schedule 2.19, the Selling Persons and any Affiliate of the Selling Persons (each, a “Related Party”): (a) do not own, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Seller (in respect of the Business) or that otherwise has material business dealings with Seller (in respect of the Business); or (b) are not parties to, or otherwise have any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship or arrangement.

2.20         No Brokers. Other than to Bulger Partners, LLC, neither Seller nor the Selling Persons has incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

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2.21         Investment Intent. Seller and each Selling Person (a) understands that the Class A Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Class A Units solely for Seller or such Selling Person’s own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act or any state securities Laws, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Holdco and its Affiliates and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Class A Units, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Class A Units, (f) acknowledges that the Class A Units shall contain a legend substantially in the form set forth in Schedule 2.21, and (g) is an Accredited Investor (as defined in Regulation D promulgated under the Securities Act).

2.22         No Misrepresentations. To the Knowledge of Seller, the representations and warranties made by Seller and the Selling Persons in this Agreement (including the related schedules) and the other Seller Documents are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

2.23         Disclaimer of Other Representations. SELLER AND THE SELLING PERSONS ACKNOWLEDGE THAT BUYER AND HOLDCO HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER, HOLDCO OR THEIR RESPECTIVE AFFILIATES, ASSETS OR BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED SCHEDULES) AND THE OTHER BUYER DOCUMENTS.

ARTICLE III

Representations and Warranties of Buyer and Holdco

Each of Buyer and Holdco represents and warrants, for itself only, to Seller as follows:

3.1           Organization. Each of Buyer and Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

3.2           Authority. Each of Buyer and Holdco has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer or Holdco, as applicable, pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer and Holdco of each Buyer Document to which it is a party has been duly authorized by all necessary action on the part of Buyer and Holdco, as applicable. This Agreement and the other Buyer Documents to which it is a party have been duly executed and delivered by Buyer and Holdco, as applicable. This Agreement and each of the other Buyer Documents to which it is a party are legal, valid and binding agreements of Buyer and Holdco, as applicable, and are enforceable against Buyer and Holdco, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

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3.3           No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer and Holdco will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under any certificate of formation, operating agreement, charter provision or bylaw or under any material agreement, order or Law to which Buyer or Holdco is a party or by which Buyer or Holdco is in any way bound or obligated that will prevent Buyer or Holdco from consummating the transactions contemplated by this Agreement.

3.4           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Holdco in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement (subject to the accuracy of the representations and warranties of Seller and the Selling Persons in this Agreement and the other Seller Documents).

3.5           No Brokers. Neither Buyer nor Holdco has incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

3.6           Capitalization of Buyer. Holdco owns directly or indirectly, all of the issued and outstanding equity interests of Buyer. There are no other equity interests of Buyer outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Buyer to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional equity interests of Buyer or obligating Buyer to grant, extend or enter into any contract therefor. For United States federal income Tax purposes, Buyer constitutes a “disregarded entity” owned by Holdco within the meaning of Treasury Regulations Section 301.7701-3(b)(1).

3.7           Capitalization of Holdco.

(a)          Immediately following the Closing, and after giving effect to the transactions contemplated hereby (including, without limitation, the issuance of the Class A Units to Seller comprising the Equity Consideration) the capitalization of Holdco will consist of: (i) 25,546,737 issued and outstanding Class A Units, and (ii) 3,472,488 issued and outstanding Class B Units. Except as set forth in Schedule 3.7, as contemplated by this Agreement, and as provided in the Amended and Restated Limited Liability Company Agreement of Holdco, as amended, a complete and correct copy of which has been provided to Seller, there are no outstanding options, offers, warrants, conversion rights or other rights to subscribe for or to purchase from Holdco, or agreements obligating Holdco to issue, transfer, or sell any units of Holdco, membership interests or other securities of Holdco or obligating Holdco to grant, extend, or enter into any such agreement.

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(b)          The Class A Units issuable to Seller comprising the Equity Consideration have been duly authorized and, when issued to Sellers at Closing as part of the consideration for and against transfer of the Assets, will be issued in compliance with all applicable federal and state securities laws, subject to the accuracy of the representations and warranties of Seller and the Selling Persons in this Agreement and the other Seller Documents.

3.8           Disclaimer of Other Representations. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER OR ITS AFFILIATES OR THE ASSETS OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED SCHEDULES) AND THE OTHER SELLER DOCUMENTS.

ARTICLE IV

Covenants and Agreements

4.1           Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.

4.2           Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Persons incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to Bulger Partners, LLC in connection with this Agreement or the transactions contemplated hereby.

4.3           Staff Employee Matters.

(a)          Effective as of the Closing Date, Buyer may offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee who accepts such offer shall become a staff employee of Buyer effective as of the Closing Date (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). Each Transferred Staff Employee and his or her eligible dependents will be eligible to participate in Buyer’s employee benefit plans on the same or similar basis as Buyer’s other similarly situated staff employees. Nothing contained in this Agreement shall confer upon any Transferred Staff Employee any right with respect to the continued employment with Buyer following the Closing.

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(b)          Buyer shall have complete and total discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees.

(c)          Seller’s group health plan will cover Transferred Staff Employees through the last day of the month that includes the Closing Date. Seller will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, former Staff Employees, any current or former Temporary Employees (to the extent applicable), and their dependents where the qualifying event as defined in Section 4980B of the Code occurs on or before the Closing Date. Seller agrees to maintain a group health plan following the Closing Date to the extent necessary to satisfy this obligation.

(d)          Buyer will take into account each Transferred Staff Employee’s service with Seller when determining the accrual rate for paid time off under Buyer’s paid time off policy. Transferred Staff Employees will accrue paid time off under Buyer’s paid time off policy for service with Buyer following the Closing Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Seller and shall be paid and discharged in full by Seller when and if due. Buyer will cause its qualified retirement plan to recognize each Transferred Staff Employee’s actual full years of service with Seller for vesting and eligibility purposes. Buyer will not be required to recognize any service with Seller for any other purpose.

(e)          This Section 4.3 is an agreement solely between Seller and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Employee of Seller, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

(f)          The parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.

4.4           Transfer Taxes.

(a)          All sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer and Seller shall reasonably cooperate to minimize any such Transfer Taxes.

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(b)          Prior to, or in no event later than, Closing, Buyer and Seller shall provide to the other copies of any applicable exemption certificates reasonably requested by the other and necessary to establish the right to any exemption from Transfer Taxes. Buyer and Seller shall thereafter provide the other with any additional exemption certificates and other documentation as may be reasonably requested by the other and required by the Governmental Bodies for such purpose. The Party that is required by Law to make the filings, reports or Tax Returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

4.5           Tax Responsibility; Tax Information; Tax Proration.

(a)          Seller and Buyer will provide the other Party with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b)          With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”) assessed on any of the Assets for a Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period (except to the extent of any such Tax which is reflected as a liability in the calculation of Adjusted Net Working Capital as finalized pursuant to Section 1.7), and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) (the “Seller Estimated Property Taxes”) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller is liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be). After such readjustment, in the event that Buyer or Seller makes any payment (or receives any refund) of any Tax for which the other Party is liable pursuant to this Section 4.5(c), it shall be entitled to reimbursement from the other Party for (or shall be required to pay over to the other Party) the amount of such Tax not later than ten (10) days after notification of such payment (or receipt of such refund).

(c)          The Parties agree to treat the transfer of the Assets and the assumption of the Assumed Liabilities specified on Schedule 1.11 as a tax-deferred contribution of property (subject to liabilities) in exchange for partnership interests comprised of the Class A Units pursuant to Section 721 of the Code for income Tax purposes, and to report such transaction in a manner consistent with such treatment. The Parties agree to treat the transfer of the remainder of the Assets as a sale of property pursuant to Section 1001 of the Code in consideration for the remainder of the Purchase Price and the assumption of the remainder of the Assumed Liabilities for income Tax purposes, and to report such transaction in a manner consistent with such treatment.

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(d)          Promptly after Seller receives the Letter of Good Standing that it requested under Section 2.8(a) from the State of Rhode Island and Providence Plantations Department of Revenue under RIGL Section 44-11-29, Seller shall deliver a copy of such letter to Buyer.

4.6           Name Change. No later than the tenth Business Day following the Closing, Seller will file all documents necessary to change its name (including any “d/b/a’s”) to a name bearing no similarity to “American Partners, Inc.”

4.7           Discharge of Liabilities. Seller shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.

4.8           Assignment of Assumed Contracts. Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material adverse change in their respective terms, unless such changes are reasonably acceptable to Buyer. Buyer shall cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining such consents, including providing such information regarding Buyer (including certificates of insurance) as such third Persons shall reasonably request as a condition to providing their consent. If Seller is unable to obtain any such third Person consent, Seller shall, at the reasonable direction of Buyer, use its commercially reasonable efforts to (i) cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable Assumed Contract between the third Person and Seller and/or (ii) act after the Closing as Buyer’s agent for sole purposes of obtaining for Buyer the benefits under such Assumed Contract and cooperate with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer (such actions in clauses (i) and (ii) being “Alternative Arrangements”), in each case to the maximum extent permitted by Law and the Assumed Contract or other Asset.

4.9           Accounts Receivable.

(a)          Seller shall cooperate with Buyer and use Seller’s commercially reasonable efforts to promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date, after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable and Seller shall thereafter have the right to pursue collection of such Acquired Accounts Receivable.

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(b)          Buyer shall cooperate with Seller and use Buyer’s commercially reasonable efforts to promptly deliver to Seller any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a)). Seller may collect payment on the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement.

(c)          In pursuing collection of any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a) and any Excluded Accounts Receivable that are retained by Seller pursuant to Section 4.9(b), Seller agrees to use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.

(d)          As promptly as practicable after the Closing (but in no event later than 21 days after the Closing Date), Seller shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Seller with respect to producing and delivering these reports to the extent necessary.

4.10         Conduct of the Company.

(a)          From and after the Closing through the end of Year Two, solely for purposes of calculating any Earn-Out Payment, Buyer shall consistently apply its revenue recognition practices, and all other methods of Buyer’s accounting practices, with respect to the Business, in the usual, regular and ordinary course of Buyer’s business in all material respects, and otherwise in accordance with GAAP, and not engage in any practice intended to have the effect of (i) postponing to periods after Year One or Year Two revenues received by the Business that would otherwise be expected (based on past practice) to be recognized during such year, as applicable, or (ii) accelerating to Year One or Year Two any amounts that would reduce the COH that would otherwise be expected (based on past practice) to be recognized after such year, as applicable. For purposes of clarity, the Parties acknowledge that pursuant to Section 1.6(c) the calculation of “COH” does not include any allocation of corporate overhead from Buyer to its post-closing operation of Seller’s business.

(b)          From and after the Closing until the Earn-Out Payments have been resolved and, if owing pursuant to Section 1.6, paid in full (such period of time, the “Earn-Out Period”), in the event of any purchase of all or substantially all of the assets of the Business or Buyer by a third Person (an “Extraordinary Asset Transaction”) during such time, (i) Buyer shall use commercially reasonable efforts to cause such third Person purchaser to assume Buyer’s obligations with respect to the Earn-Out Payments, and (ii) in the event such third Person purchaser does not assume Buyer’s obligations with respect to the Earn-Out Payments, Buyer shall retain, immediately after the closing of such Extraordinary Asset Transaction and for the duration of the Earn-Out Period, an amount of cash sufficient to satisfy the maximum potential Earn-Out Payment obligations of Buyer then remaining under this Agreement.

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(c)          From and after the Closing until the Deferred Payments have been paid in accordance with Section 1.5(b), in the event of an Extraordinary Asset Transaction during such time, the remaining Deferred Payment obligations of Buyer shall be automatically accelerated and become due and payable immediately prior to such Extraordinary Asset Transaction. For the avoidance of doubt, an Extraordinary Asset Transaction shall not include any merger, consolidation, business combination, tender or exchange offer, securities offering, recapitalization, restructuring, dissolution, liquidation or similar transaction (other than as specifically described in this Section 4.10), with or involving Buyer or its Affiliates, or any sale or acquisition of securities of Buyer or its Affiliates.

4.11         Financial Statements for Assets. Seller will promptly prepare and provide to Buyer and its Affiliates such historic financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Seller’s independent public accountants), and provide such other information and data as are reasonably required for Buyer and its Affiliates to prepare pro forma financial statements with respect to the Assets, in each case as is necessary for Buyer and its Affiliates to file a registration statement on Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to satisfy any applicable reporting obligations under Items 2.01 and 9.01 of the Exchange Act, or such other filings with the Securities and Exchange Commission as may be necessary in connection with the Assets to enable Buyer and its Affiliates to file such Form 10 and to timely satisfy any applicable reporting obligations under the Exchange Act and/or to permit or maintain the effectiveness of any registration statement under the Securities Act of 1933, as amended. The cost of preparing and providing the foregoing financial statements, information and data and the related audit to Buyer and its Affiliates shall be borne by Buyer, provided that Seller shall cooperate with Buyer and its Affiliates and otherwise use commercially reasonable efforts to minimize such cost.

ARTICLE V

Indemnification

5.1           Indemnification of Buyer and Holdco. Notwithstanding any investigation by Buyer or its representatives, Seller will indemnify, defend and hold Buyer and Holdco, their respective Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, claims, damages, costs and expenses (including all Proceeding costs and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by Seller or the Selling Persons in this Agreement or the Seller Documents or any allegation made in a Proceeding by a Person (other than a Buyer Indemnitee) that, if true, would constitute such a breach;

(b)          the breach of any agreement made by Seller or the Selling Persons in this Agreement or the Seller Documents (other than as to the Excluded Liabilities, which are indemnifiable under clause (c)) or any allegation made in a Proceeding by a Person (other than a Buyer Indemnitee) that, if true, would constitute such a breach; or

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(c)          the failure of Seller to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Excluded Liabilities or any allegation made in a Proceeding by a Person (other than a Buyer Indemmnitee) that, if true, would constitute such a failure.

5.2           Indemnification of Seller and the Selling Persons. Notwithstanding an investigation by Seller or its representatives, Buyer will indemnify, defend and hold Seller, the Selling Persons, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by Buyer or Holdco in this Agreement or the Buyer Documents or any allegation made in a Proceeding by a Person (other than a Seller Indemnitee) that, if true, would constitute such a breach;

(b)          the breach of any agreement made by Buyer or Holdco in this Agreement or the Buyer Documents (other than as to the Assumed Liabilities, which are indemnifiable under clause (c)) or any allegation made in a Proceeding by a Person (other than a Seller Indemnitee) that, if true, would constitute such a breach; or

(c)          the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities or any allegation made in a Proceeding by a Person (other than a Seller Indemnitee) that, if true, would constitute such a failure.

5.3           Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Seller and Buyer made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.4           Time Limitation.

(a)          After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than (x) those made in Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4 (No Violation), Section 2.19 (Competing Interests), Section 2.20 (No Brokers), and Section 2.21 (Investment Intent), as to which a claim may be made at any time and (y) Section 2.8 (Taxes) and Section 2.13 (Employee Benefit Plans), as to which a claim may be made at any time prior to ninety (90) days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof) (such representations and warranties in clause (x) and (y) above being collectively, the “Seller Fundamental Representations”)), only if on or before the date that is two (2) years after the Closing Date, the Buyer Indemnitee notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b) and (c) and claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.

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(b)          After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 3.2 (Authority), Section 3.3 (No Violation), Section 3.5 (No Brokers), Section 3.6 (Capitalization of Buyer) and Section 3.7 (Capitalization of Holdco) (collectively, the “Buyer Fundamental Representations”), as to which a claim may be made at any time), only if on or before the date that is two (2) years after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b) and (c) and claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Buyer or Holdco in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.

5.5           Limitations on Amount.

(a)          Seller.

(i)          Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $75,000 (the “Threshold Amount”); provided, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (ii) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b) and (c), and (C) claims based upon common law fraud under Delaware law committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby.

(ii)         Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $3,250,000 (the “Indemnification Cap”); provided that the limitation contemplated hereby shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations, (2) indemnification pursuant to Sections 5.1(b) and (c), and (3) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the proviso in the immediately preceding sentence, in no event shall the aggregate Liability of Seller and the Selling Persons for Losses under this Article V exceed the aggregate cash proceeds payable to Seller and the Selling Persons pursuant to this Agreement (which, for the avoidance of doubt, shall include the consideration payable for the purchase of the Assets and the agreements and covenants set forth herein, including Article VI, as set forth in Section 1.5(a)).

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(b)          Buyer.

(i)          Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.2 exceeds the Threshold Amount; provided, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), and (c), and (C) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Buyer or Holdco in connection with this Agreement or the transactions contemplated hereby.

(ii)         Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided that the limitation contemplated hereby shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, (2) indemnification pursuant to Sections 5.2(b), and (c), and (3) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Buyer or Holdco in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the proviso in the immediately preceding sentence, in no event shall the aggregate Liability of Buyer and Holdco for Losses under this Article V exceed the aggregate cash proceeds payable to Seller and the Selling Persons pursuant to this Agreement (which, for the avoidance of doubt, shall include the consideration payable for the purchase of the Assets and the agreements and covenants set forth herein, including Article VI, as set forth in Section 1.5(a)).

5.6           Right of Setoff. The Parties hereby agree that with respect to any claim for indemnification under this Article V, (a) Buyer is hereby authorized to setoff and apply any and all indemnifiable claims owing by Seller to Buyer Indemnitees against the obligations, if any, owing to Seller in respect of this Agreement, including payment of any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6, any Deferred Payment that may have otherwise been payable pursuant to Section 1.5(b)(1)(i), and any Purchase Price Adjustment payment that may have otherwise been payable pursuant to Section 1.7, and (b) Seller is hereby authorized to setoff and apply any and all indemnifiable claims owing by Buyer to Seller Indemnitees against the obligations, if any, owing to Buyer in respect of this Agreement. Such setoff is not the sole and exclusive remedy of Buyer and Seller.

5.7           Miscellaneous.

(a)          Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Seller in accordance with Section 4.9(a).

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(b)          Except for (a) a Party’s right to specific performance, injunctive action or other equitable remedies, or (b) rights, claims and causes of action based upon intentional misrepresentation or common law fraud under Delaware law committed by a Party in connection with this Agreement or the transactions contemplated hereby, indemnification pursuant to this Article V, subject to all of the applicable terms, conditions and limitations provided in this Article V, shall be the sole and exclusive remedy for money damages (1) which Buyer Indemnitees shall have against Seller and the Selling Persons for any Losses arising out of any misrepresentation, breach or nonfulfillment of the representations, warranties, covenants and agreements of Seller and the Selling Persons contained in this Agreement, and (2) which Seller Indemnitees shall have against Buyer and Holdco for any Losses arising out of any misrepresentation, breach or nonfulfillment of the representations, warranties, covenants and agreements of Buyer and Holdco contained in this Agreement.

(c)          The Parties shall, to the extent permitted by Law, treat any payment of any indemnification amount under this Article V as an adjustment to the Purchase Price for all Tax purposes and all Tax Returns.

(d)          Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification (other than the representations in Sections 2.15 and 2.22) shall be deemed to have been given as though there were no such qualification for purposes of this Article V, including for purposes of determining the amount of Losses and whether any breach of the representations or warranties has occurred.

(e)          In calculating the amount of any Loss, the amount of proceeds (if any) actually received by an Indemnified Party under any insurance policy on account of such Loss (including the amount of such proceeds (if any) received by such Indemnified Party after payment has been made by an Indemnifying Party to the Indemnified Party pursuant to this Article V), net of any costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, and to the extent that any such proceeds are received by the Indemnified Party after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article V that have not been deducted from the calculation of Damages, such amount shall be paid by the Indemnified Party to the Indemnifying Party as promptly as practicable following receipt thereof by the Indemnified Party. An Indemnified Party shall use commercially reasonable efforts to seek recovery under an applicable insurance policy of any Loss relating to an indemnified claim to the extent such Indemnified Party reasonably believes such Loss is recoverable under such policy.

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(f)          No Party shall be liable for punitive or Consequential Damages (as defined below) as a result of a breach of this Agreement. For purposes of this Agreement, “Consequential Damages” shall mean those damages that arise solely from the special circumstances of the damaged party that could not have been reasonably foreseen by the breaching party; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Sections 5.1 or 5.2 to recover Losses that arise as a result of (i) a third Person Proceeding against the Indemnified Party for punitive damages or Consequential Damages, or (ii) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by a Party in connection with this Agreement or the transactions contemplated hereby.

5.8           Notice of Claim; Right to Defend.

(a)          The party seeking indemnification under this Article V (the “Indemnified Party”) shall give to the other party (the “Indemnifying Party”) prompt written notice (the “Proceeding Notice”) of any Proceeding which the Indemnified Party believes may give rise to a claim for indemnification under this Article V (the “Indemnification Proceeding”) by any Person who is not a Party to this Agreement, provided, however, that the failure of the Indemnified Party to give such prompt written notice shall not affect the Liability of the Indemnifying Party hereunder except to the extent that the rights of the Indemnifying Party to defend itself or to cure or mitigate the Losses are materially and irrevocably prejudiced by the failure to give such notice. The Proceeding Notice shall describe the Indemnification Proceeding in reasonable detail (to the extent then known by the Indemnified Party) and shall include copies of the following materials received by the Indemnified Party prior to its delivery of the Proceeding Notice with respect to the Indemnification Proceeding: any summons, complaints or other pleadings served upon the Indemnified Party, or any written claim, demand, invoice, billing or other document evidencing or asserting the same (in each case, to the extent allowable under applicable Law).

(b)          If (i) the Indemnifying Party, within fifteen (15) days after receipt of the Proceeding Notice, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer relating to or arising out of the Indemnification Proceeding, subject to all of the applicable terms, conditions and limitations provided in this Article V, and provides the Indemnified Party at such time evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Indemnification Proceeding and pay, in cash, all Losses the Indemnified Party may suffer relating to or arising out of the Indemnification Proceeding, subject to all of the applicable terms, conditions and limitations provided in this Article V, (ii) the Indemnification Proceeding involves only money Losses and does not seek an injunction, specific performance or other equitable relief, (iii) settlement, or an adverse judgment with respect to, the Indemnification Proceeding is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (iv) the Indemnified Party has determined in good faith that there would be no conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the Indemnification Proceeding, (v) the Indemnifying Party conducts the defense of the Indemnification Proceeding actively and diligently, and (vi) the Indemnifying Party keeps the Indemnified Party fully and timely apprised of all developments, including any settlement offers, with respect to the Indemnification Proceeding and permits the Indemnified Party with the opportunity to participate in the defense of the Indemnification Proceeding (at its own expense, except as provided below), then the Indemnifying Party shall have the right to assume and control the defense of such Indemnification Proceeding through counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s expense; provided, however, that the Indemnifying Party will not consent to the entry or any order or judgment with respect to the Indemnification Proceeding without the prior written consent of the Indemnified Party, unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or its Affiliates, and no effect on any other claims that are pending or may be made against the Indemnified Party or its Affiliates, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

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(c)          If the Indemnifying Party elects to assume and control the defense of an Indemnification Proceeding in accordance with Section 5.8(b) and subject to the conditions therein, (i) the Indemnified Party shall cooperate with the Indemnifying Party in the Indemnifying Party’s conduct of such defense to the extent reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, and the Indemnified Party shall not settle or compromise the same, and (ii) the Indemnified Party shall have the right to employ counsel separate from the counsel employed by the Indemnifying Party in any such Indemnification Proceeding and to participate in the defense thereof, but the fees and expenses of any such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, except to the extent (i) the employment thereof and the Indemnifying Party’s responsibility for such fees and expenses have been specifically authorized by the Indemnifying Party in writing, (ii) the fees and expenses relate to the period of time prior to the Indemnifying Party’s assumption of the defense of the Indemnification Proceeding, (iii) the Indemnifying Party has failed to assume the defense and employ counsel or any condition to the Indemnifying Party’s control of the Indemnification Proceeding in Section 5.8(b) becomes unsatisfied, or (iv) the reasonable fees and expenses of the Indemnified Party’s counsel relate to the Indemnified Party’s reasonable and periodic evaluation of its rights and obligations with respect to such Indemnification Proceeding, including evaluating any settlement offers; provided, that in the case of (iv) above only, the fees and expenses subject to indemnification by the Indemnifying Party shall not exceed $75,000 per Indemnification Proceeding. If the Indemnifying Party does not elect to assume and control the defense of an Indemnification Proceeding in accordance with Section 5.8(b) or if any condition to the Indemnifying Party’s control of an Indemnification Proceeding set forth in Section 5.8(b) becomes unsatisfied, the Indemnified Party may defend against the Indemnification Proceeding in any manner it may deem necessary or appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). With respect to any Indemnification Proceeding, the Indemnified Party shall use commercially reasonable efforts to employ the same counsel on its behalf as any other Indemnified Party that is involved in the same Indemnification Proceeding or separate but similar Indemnification Proceedings in the same jurisdiction and arising out of the same general allegations or circumstances; provided, however, that an Indemnified Party shall be relieved of any obligation to employ the same counsel as another Indemnified Party if the Indemnified Party reasonably believes that due to a conflict of interest employing such counsel would be inappropriate or detrimental to the Indemnified Party’s defense of such Indemnification Proceeding and an Indemnified Party shall be entitled to employ such local counsel as may be necessary or appropriate.

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ARTICLE VI

Noncompetition and Nonsolicitation Agreement

6.1           Noncompetition; Nonsolicitation.

(a)          In consideration of the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Persons covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), none of Seller, any Affiliate of Seller, the Selling Persons, or any Affiliate of the Selling Persons (each, a “Covenanting Person”) will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing temporary staffing and employment services (a “Competing Business”) within the United States of America; (y) solicit or influence, or attempt to solicit or influence, any Person who is a customer of the Business, Buyer or Buyer’s Affiliates, or any Person who could reasonably be expected to become a customer of the Business, Buyer or Buyer’s Affiliates (based upon the nature of such Person’s business and operations), to purchase any Competing Business services from any Person other than Buyer or its Affiliates; or (z) solicit, entice, induce or hire any Person who is an employee or independent contractor of the Business, Buyer or Buyer’s Affiliates as of the Closing Date, or who to the Knowledge of Seller becomes an employee or independent contractor of the Business, Buyer or Buyer’s Affiliates after the Closing Date, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates; provided, however, that if Buyer breaches its obligation to Seller to make a Deferred Payment that is due and payable pursuant to Section 1.5(b)(1)(i) or to make an Earn-Out Payment that is due and payable pursuant to Section 1.6 as a result of the satisfaction of the performance criteria set forth therein (in each case, other than as a result and to the extent of Buyer’s exercise of its right to set off such amounts under Section 5.6) (any such breach, a “Default”), then after written notice by Seller to Buyer of the Default (the “Default Notice”), if the Default is not cured by Buyer within 30 days following such notice, then immediately upon written notice by Seller to Buyer, the restrictive covenants set forth in this Section 6.1 shall automatically terminate and be of no further force or effect (without in any manner waiving Buyer’s performance of the obligations that are the subject of a Default). If the Default is cured within 180 days after the delivery of the Default Notice, then the restrictive covenants set forth in this Section 6.1 shall automatically re-apply immediately following such cure; provided, that if the Default is not cured by Buyer within 180 days after the delivery of the Default Notice, then the restrictive covenants set forth in this Section 6.1 shall automatically terminate and be of no further force and effect immediately after the expiration of such 180-day period (without in any manner waiving Buyer’s performance of the obligations that are the subject of a Default).

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(b)          Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.

(c)          Equitable Relief. Seller and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(d)          Representations. Seller and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Seller or the Selling Persons. Seller and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

(e)          Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

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ARTICLE VII

Miscellaneous

7.1           Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by a reply email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers, with a confirmation copy sent pursuant to clause (c) (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Party pursuant to this provision):

if to Buyer of Holdco:	with copies (which shall not constitute notice to Buyer or Holdco) to:

BG Staffing, LLC 14900 Landmark Blvd., Suite 300 Dallas, Texas 75254 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: William P. Bowers Facsimile: (214) 855-8200 Email: bbowers@fulbright.com

if to Seller or the Selling Persons:	with copies (which shall not constitute notice to Seller or the Selling Persons) to:
Seller:
American Partners, Inc. 1005 Main Street, Suite 2205 Pawtucket, Rhode Island 02860 Attention: Thomas Leonard Facsimile: 401-633-7161 Email: tleonard@americanpartnersinc.com	Edwards Wildman Palmer LLP 2800 Financial Plaza Providence, Rhode Island 02903 Attention: Paul M. Mahoney, JR Facsimile: 401-276-6611 Email: pmahoney@edwardswildman.com

Leonard:

Thomas Leonard 36 Hiller Drive Seekonk, MA 02771 Email: tleonard@americanpartnersinc.com

Wnek:

Ronald Wnek 1204 Brampton Place Lake Mary, FL 32746 Email: rwnek@americanpartnersinc.com

Franks:

Justin Franks 29 Bridle Court Hope, Rhode Island 02831 Email: jfranks@americanpartnersinc.com

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7.2           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.

7.3           Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

7.4           Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.

7.5           Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto.

7.6           Entire Agreement; Amendment. This Agreement, together with the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof, including the (i) Non-Disclosure Letter Agreement, dated as of July 12, 2012, between Buyer and Bulger Partners, LLC, and (ii) the Term Sheet for the Acquisition of the Assets of American Partners, Inc. by BG Staffing, LLC dated as of September 13, 2012. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.

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7.7           Specific Performance; Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

7.8           GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.9           Consent to Exclusive Jurisdiction. Each of the parties agree that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Federal Courts located in Dallas, Texas, or if that court does not have jurisdiction, any state or federal court located in the State of Texas. Each of the parties (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Texas (and each appellate court located in the State of Texas) in connection with any such legal proceeding, including to enforce any settlement, order or award; (ii) consents to service of process in any such proceeding anywhere in the world in a manner consistent with Rule 4 of the Federal Rules of Civil Procedure or in a manner consistent with the applicable Law of the jurisdiction in which process is served; (iii) agrees that each state and federal court located in the State of Texas shall be deemed to be a convenient forum; (iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Texas, any claim that such Person is not subject personally to the jurisdiction in such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and (v) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 7.9 by the state and federal courts located in the State of Texas and in connection therewith hereby waives, and agrees not to asset by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the Laws or public policy of the Laws of any other jurisdiction.

7.10         Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.

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7.11         Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

7.12         Certain Definitions. For purposes of this Agreement:

(a)          “Acquired Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Seller as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing.

(b)          the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(c)          the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas or Providence, Rhode Island are permitted or required to be closed;

(d)          the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Seller as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Seller (including those not yet cleared) that are outstanding as of the Closing Date;

(e)          the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(f)          “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

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(g)          the term “Indebtedness” means all obligations of Seller or the Selling Persons for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;

(h)          the term “Independent Accounting Firm” means an accounting firm of national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;

(i)          the term “Knowledge of Seller” or similar language, means the actual knowledge of the Selling Persons, after conducting a reasonable inquiry and investigation into the subject matter of such representation and warranty.

(j)          the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;

(k)          the term “Party” means any of Buyer, Holdco, Seller or the Selling Persons;

(l)          the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller,;

(m)          the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative or judicial) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator; and

(n)          the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

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7.13         Guaranty of the Selling Persons. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Persons hereby, severally, on a pro rata basis in accordance with their respective ownership percentages set forth on Schedule 7.13, guarantee absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Seller arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Seller arising under or pursuant to this Agreement, except that, notwithstanding the foregoing, Thomas Leonard shall jointly and severally, guarantee absolutely and unconditionally to Buyer the obligations of Seller and the payments owed by Seller as set forth in this Section 7.13. Notwithstanding the foregoing and anything in Article V (Indemnification) to the contrary, liability for a Selling Person’s breach of Article VI (Noncompetition and Nonsolicitation Agreement) and any indemnification therefor shall be several and only an obligation of such Selling Person (not Seller or the other Selling Persons).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

BG Staffing, LLC

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and CEO

HOLDCO:

LTN Acquisition, LLC

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Authorized Person

SELLER:

American Partners, Inc.

By:	/s/ Thomas Leonard
Name:	Thomas Leonard
Title:	President

[Signature Page to Asset Purchase Agreement]

SELLING PERSONS:

/s/ Thomas Leonard
Thomas Leonard

/s/ Justin Franks
Justin Franks

/s/ Ronald Wnek
Ronald Wnek

[Signature Page to Asset Purchase Agreement]